Exhibit 16(a)(3)(A)(2)

CERTIFICATE OF AMENDMENT

OF

CHARTER

OF

TEACHERS INSURANCE AND ANNUITY

ASSOCIATION OF AMERICA

Under Section 1206 of the Insurance Law

And

Section 805 of the Business Corporation Law

We, the undersigned, the President and Secretary of Teachers Insurance and Annuity Association of America (the “Corporation”), a New York corporation, hereby certify as follows:

.

1.	The name of the corporation is Teachers Insurance and Annuity Association of America.

2.	The Charter of Teachers Insurance and Annuity Association of America was originally filed on March 4, 1918 and most recently amended on March 4, 2015.

3.	The Charter is hereby amended to clarify the Corporation may engage in any business permitted to be engaged in by a New York domestic life insurance company including, in addition to serving its current constituencies, entering the for-profit marketplace, provided that doing so supports the purpose and mission to aid and strengthen TIAA constituencies.

4.	To effect the foregoing amendment, the following section will be added to the existing language of Article Eight, which will become Section 1 of such Article:

“Section 2. In addition to the provisions of Section 1 of this Article Eight, the corporation shall have the power to otherwise engage in any business permitted by the New York Insurance Law to be engaged in by a New York domestic life stock insurance company, provided that such business supports the purpose and activities of the corporation set forth in Section 1 of this Article Eight, including without limitation by (i) enhancing the creditworthiness, financial strength and reputation of the corporation, (ii) providing all of the holders and beneficiaries of the corporation’s contracts and policies (including the constituencies set forth in Section 1 of this Article Eight) with benefits of scale, increased diversity in offered products and newly innovated products and (iii) providing for additional infrastructure and support to the corporation.”

5.	The Certificate of Amendment was authorized by the Board of Directors at a meeting held on February 10, 2016 and by resolution of the TIAA Board of Overseers dated March 3, 2016.

IN WITNESS WHEREOF, we have signed this Certificate of Amendment on the 29th day of March, 2016 and we affirm the statements contained herein as true under the penalties of perjury.

/s/ Roger W. Ferguson, Jr.

Roger W. Ferguson, Jr.

President

/s/ Phillip T. Rollock

Phillip T. Rollock

Secretary